EXHIBIT 5

July 23, 2015

Essendant Inc.
One Parkway North Boulevard
Deerfield, IL 60015

Re:	Registration Statement on Form S-8
Essendant Inc. 2015 Long-Term Incentive Plan (As amended and restated effective May 20, 2015)

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Essendant Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of an additional 300,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share, reserved for issuance under the Essendant Inc. 2015 Long-Term Incentive Plan (As amended and restated effective May 20, 2015) (the “Plan”).

In connection with rendering this opinion, I or persons under my supervision have examined or are otherwise familiar with the Company’s Second Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Plan, resolutions of the Company’s Board of Directors, and such other records, certificates and documents as I have considered necessary or appropriate for the purpose of this opinion. As to certain facts relevant to my opinion, I have relied upon certificates of public officials.

Based upon and subject to the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I express no opinion herein as to the laws of any state or jurisdiction other than the corporate laws of the State of Delaware and the federal laws of the United States of America.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

Very truly yours,

/s/ ERIC A. BLANCHARD

Eric A. Blanchard
Essendant Inc.